Exhibit 99.1

Contact: John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7151

Patterson-UTI Energy Reports Financial Results
for Third Quarter of 2008

HOUSTON, October 30, 2008— PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today reported net income of $108.7 million, or $0.70 per share, for the three months ended September 30, 2008, compared to net income of $98.2 million, or $0.62 per share, for the three months ended September 30, 2007. Revenues for the third quarter of 2008 were $609 million, compared to revenues of $524 million for the third quarter of 2007.

The Company reported net income of $268 million, or $1.72 per share, for the nine months ended September 30, 2008, compared to net income of $354 million, or $2.24 per share, for the nine months ended September 30, 2007. Revenues for the first nine months of 2008 were $1.64 billion, compared to revenues of $1.59 billion for the first nine months of 2007.

The results for the nine months ended September 30, 2007 include pre-tax nonrecurring gains of $59.6 million. These gains, net of tax, increased net income for the nine months ended September 30, 2007 by $38.7 million, or $0.25 per share.

Commenting on the second quarter’s results, Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “We had an average of 276 rigs operating, comprised of 264 in the U.S. and 12 in Canada. This represents an increase of 32 average rigs operating over the second quarter of 2008.”

Mr. Wall added, “Average revenue per operating day for the three months ended September 30, 2008 was $19,620, an increase of $880 over the prior three-month period ended June 30, 2008. Average direct operating costs per operating day for the third quarter decreased by $170 to $11,130 compared to the three months ended June 30, 2008. As a result, average margin per operating day in the third quarter was $8,490, an increase of $1,050 over the second quarter of 2008.”

“During the third quarter, we continued to see high levels of demand from our customers and dayrates continued to increase. We estimate that our October rig count increased to 283 average rigs operating comprised of 270 in the U.S. and 13 in Canada. Our average rigs operating in the U.S. have increased by 40 since December 2007, including the activation of 13 new rigs and the reactivation of rigs from our existing fleet.”

“Revenues in our pressure pumping operations in Appalachia continued to improve during the third quarter. In anticipation of increased activity associated with the Marcellus Shale, we have added equipment and people over the past year. However, delays in the development of the Marcellus Shale have caused a slower ramp-up of customer activity than we had expected, negatively impacting profitability of this business,” Mr. Wall added.

Mark S. Siegel, Chairman of Patterson-UTI stated, “In light of recent declines in commodity prices and the severe contraction of credit markets, we have been expecting a decline in rig activity. While October has generally been marked by increased activity, we have very recently seen some weakness in our rig count, and have been advised by certain customers of their plans to reduce their drilling programs. Thus, we expect that our rig count will decline – consistent with the industry’s downturn – in the next couple months.”

Mr. Siegel added, “As we enter a more challenging period, we are pleased that we have a strong balance sheet with no long-term debt and $333 million in working capital as of September 30, 2008. Moreover, our experienced management team has dealt with industry downturns before and has plans in place to do so again.

“Furthermore, we believe that we will be able to use this period to continue to build shareholder value by investing in our rig fleet, buying back stock and paying dividends. During the third quarter, we activated 5 new rigs, and bought back $50.3 million of our common stock and have $129 million of authority remaining under our previously announced buyback plan. Over the next two years, we expect to construct 34 new advanced technology rigs, and currently have long-term contracts for 25 of these rigs.”

“Finally, our experience has shown that decreases in rig activity have ultimately led to decreases in supply of natural gas, which in turn has generated higher commodity prices and then increased drilling. This “virtuous cycle” in the land-drilling industry leads us to be highly confident about our industry over the long-term”, Mr. Siegel added.

The Company also declared a quarterly cash dividend on its Common Stock of $0.16 per share, to be paid on December 30, 2008, to holders of record as of December 12, 2008. Based on our closing stock price on October 29, 2008, this equates to an annualized yield of approximately 5.2%.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its conference call to discuss third quarter results on Thursday, October 30, 2008, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time and 7:00 a.m. Pacific Time). This call is being webcast and can be accessed through Patterson-UTI’s web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Webcast participants should go to one of the web addresses above 10-15 minutes prior to the scheduled start time. Replay of the conference call webcast will be available at these sites through Wednesday, November 12, 2008.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES	$608,532	$524,002	$1,639,369	$1,593,661
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	357,038	297,661	979,375	882,798
Depreciation, depletion and impairment	67,998	66,523	197,397	182,401
Selling, general and administrative	17,469	16,593	52,212	47,584
Embezzlement recoveries	—	(1,145)	—	(43,080)
Gain on disposal of assets	(505)	(330)	(3,040)	(16,603)
Other operating expenses	1,250	600	1,850	1,600

Total Costs and Expenses	443,250	379,902	1,227,794	1,054,700

OPERATING INCOME	165,282	144,100	411,575	538,961

OTHER INCOME (EXPENSE)
Interest expense	(125)	(357)	(465)	(1,951)
Interest income	601	1,091	1,437	1,917
Other	44	42	781	245

Total Other Income	520	776	1,753	211

INCOME BEFORE INCOME TAXES	165,802	144,876	413,328	539,172
INCOME TAX EXPENSE	57,056	46,695	145,751	185,639

NET INCOME	$108,746	$98,181	$267,577	$353,533

NET INCOME PER COMMON SHARE
Basic	$0.70	$0.63	$1.74	$2.28

Diluted	$0.70	$0.62	$1.72	$2.24

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	154,266	154,934	153,617	155,281

Diluted	155,919	157,339	155,655	157,491

CASH DIVIDENDS PER COMMON SHARE	$0.16	$0.12	$0.44	$0.32

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Contract Drilling:
Revenues	$498,510	$428,316	$1,335,494	$1,315,005
Direct operating costs (excluding depreciation)	$282,698	$242,352	$778,446	$716,803
Selling, general and administrative	$1,382	$1,616	$4,203	$4,467
Depreciation	$57,187	$56,105	$170,421	$156,075
Operating income	$157,243	$128,243	$382,424	$437,660
Operating days	25,403	22,362	69,881	66,931
Average revenue per operating day	$19.62	$19.15	$19.11	$19.65
Average direct operating costs per operating day	$11.13	$10.84	$11.14	$10.71
Average rigs operating	276	243	255	245
Capital expenditures	$125,892	$120,192	$260,918	$403,381
Pressure Pumping:
Revenues	$60,618	$58,498	$160,576	$148,674
Direct operating costs (excluding depreciation)	$36,576	$28,682	$97,587	$75,610
Selling, general and administrative	$6,109	$4,882	$17,550	$13,758
Depreciation	$5,073	$3,702	$13,850	$10,234
Operating income	$12,860	$21,232	$31,589	$49,072
Total jobs	3,732	4,065	10,043	10,477
Average revenue per job	$16.24	$14.39	$15.99	$14.19
Average costs per job	$9.80	$7.06	$9.72	$7.22
Capital expenditures	$17,607	$11,047	$48,255	$41,678
Drilling and Completion Fluids:
Revenues	$35,734	$27,348	$107,029	$97,775
Direct operating costs (excluding depreciation)	$33,426	$24,153	$93,408	$82,172
Selling, general and administrative	$2,478	$2,486	$7,621	$7,319
Depreciation	$754	$728	$2,202	$2,121
Operating income (loss)	$(924)	$(19)	$3,798	$6,163
Capital expenditures	$1,398	$460	$2,931	$2,581
Oil and Natural Gas Production and Exploration:
Revenues	$13,670	$9,840	$36,270	$32,207
Direct operating costs (excluding depreciation, depletion and impairment)	$4,338	$2,474	$9,934	$8,213
Selling, general and administrative	$—	$695	$—	$2,017
Depreciation, depletion and impairment	$4,778	$5,784	$10,312	$13,361
Operating income	$4,554	$887	$16,024	$8,616
Capital expenditures	$7,852	$4,153	$16,807	$13,804
Corporate and Other:
Selling, general and administrative	$7,500	$6,914	$22,838	$20,023
Depreciation	$206	$204	$612	$610
Other operating expenses	$1,250	$600	$1,850	$1,600
Embezzlement recoveries	$—	$(1,145)	$—	$(43,080)
Gain on disposal of assets	$(505)	$(330)	$(3,040)	$(16,603)
Capital expenditures	$351	$—	$351	$—
Total capital expenditures	$153,100	$135,852	$329,262	$461,444

	September 30,	December 31,
	2008	2007
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$25,019	$17,434
Current assets	$632,096	$522,785
Total assets	$2,658,549	$2,465,199
Current liabilities	$299,373	$295,208
Borrowings outstanding under line of credit	$—	$50,000
Working capital	$332,723	$227,577